Exhibit 10.1

MANAGEMENT SERVICES AGREEMENT

MANAGEMENT SERVICES AGREEMENT (the “Agreement”) made as of the 1st day of May, 2006, by and between LHA, Inc., a California corporation (“Manager”) and 21st Century Oncology of California, a Medical Corporation (“Medical Group”).

RECITALS:

1. Medical Group is a provider of radiation oncology services.

2. Medical Group wishes to engage the Manager as an independent contractor, to provide it with certain office facilities, equipment, supplies and administrative services at a practice located at 2428 Santa Monica Boulevard, Suite 103, Santa Monica, California (the “Office”).

NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:

1. Manager’s Undertakings.

(a) Management. The Manager will be responsible for general management and administration operations of the Office, excluding the provision of medical services. The Manager shall not engage in the practice of medicine.

(b) Personnel. Manager shall provide, on behalf of Medical Group, all support personnel including, but not limited to, technicians, physicists, dosimetrists, nurses, receptionists, secretaries, clerks, management personnel and/or other personnel as necessary, as determined by the Manager in consultation with Medical Group (“Manager Personnel”). Manager shall be responsible for recruiting, managing, supervising compensating and terminating the Manager Personnel. Manager shall be responsible for all salaries, fringe benefits, taxes and insurance necessary with respect to such individuals. At such times as the Manager Personnel are providing services on Medical Group’s behalf, Medical Group shall have authority and responsibility for (i) the supervision and control of the Manager Personnel (while providing services on behalf of the Medical Group) and (ii) determining the means and methods by which the Manager Personnel provides services hereunder.

(c) Equipment. Manager hereby leases to the Medical Group the furniture, fixtures and equipment at the Office described on Exhibit A hereof (the “Equipment”) and Medical Group hereby leases such Equipment from Manager. Manager shall maintain all Equipment in good repair, condition and working order, and shall furnish all parts and services for the Equipment reasonably required therefor including, without limitation, preventive and routine maintenance as necessary and appropriate, as determined by Manager in its sole discretion. The parties agree and acknowledge that Medical Group shall be free to exercise its professional judgment with respect to the use of the Equipment. The Equipment provided hereunder shall, at all times, be and remain the property of Manager. Medical Group shall not cause or permit the Equipment to be subject to any lien, levy, attachment, encumbrance or charge, or to any judicial process of any kind whatsoever, and shall not remove the Equipment from the Office without the prior written consent of Manager.

(d) Licensing, Inspection and Regulatory Fees. Manager shall be responsible for all licensing, inspection and regulatory fees incurred in connection with the services provided by Manager hereunder.

(e) Supplies. Manager shall provide Medical Group with such office and medical supplies as are necessary for patient care and treatment and the operation of the Office by Medical Group as reasonably determined by Medical Group in consultation with the Manager.

(f) No Marketing. Manager and Medical Group expressly agree and acknowledge that Manager is not being engaged to, nor at any time shall Manager, provide marketing services, directly or indirectly, to or on behalf of Medical Group.

2. Term. The term of this Agreement shall commence as of May 1, 2006 (the “Commencement Date”) and, shall, unless sooner terminated as herein, continue until April 30, 2031 (the “Term”).

3. Provision of Professional Services. Medical Group, as an independent contractor, shall be and remain fully responsible for all professional medical services provided at the Office. In no event shall Manager be deemed to be engaged in the practice of medicine. In connection therewith, Medical Group shall provide all related physician support through its physician-employees and/or other physicians otherwise engaged by the Medical Group (the “Physicians”).

4. Compensation.

(a) The Manager shall be paid, and Manager shall accept as payment for the full performance of its duties hereunder, an amount equal to seventy-seven (77%) percent of Net Collected Dollars. For purposes of this Agreement, “Net Collected Dollars” shall mean the gross collections, net of refunds, overpayments and the five percent (5%) billing fee (the “Billing Fee”) due Financial Services of Southwest Florida, LLC by Medical Group pursuant to the Billing Services Agreement (as described in Section 5(a)), attributable to radiation therapy services generated by the Medical Group at the Office (the “Management Fee”). The amount of gross collections, net of refunds and overpayments and the Billing Fee, to radiation therapy services performed by the Medical Group at the Office shall be referred to herein as “Office Revenues.”

(b) Payment of the Management Fee shall be due no later than the fifteenth (15th) day of the month following the last day of the month in which services were rendered by Manager hereunder.

(c) Following the expiration or other termination of this Agreement for any reason, Manager shall continue to be entitled to receive the Management Fee for services provided prior to the expiration or other termination of this Agreement but for which collections are actually received following such expiration or other termination of this Agreement.

5. Billing and Collections. Medical Group shall engage Financial Services of Southwest Florida, a Florida limited liability company to provide billing and collection services on behalf of Medical Group pursuant to that a Billing Services Agreement (the “Billing Services Agreement”).

6. Representations of the Medical Group The Medical Group hereby makes the following representations, warranties and covenants to Manager, each of which shall be true as of the date hereof and shall continue to be true during the term of this Agreement:

(a) Licensed Providers. Each physician engaged by the Medical Group to provide services at the Office shall be duly licensed to practice medicine in the State of California and shall be board certified or board eligible in the specialty of radiology and shall maintain professional liability insurance in minimum amounts of $1,000,000/$3,000,000 per annum.

(b) Permits. Each of the Medical Group and each physician providing services on behalf of the Medical Group shall have all necessary licenses, certificates, permits, approvals, franchises, notices and authorizations issued by governmental entities or other regulatory authorities, federal, state or local, required for the ownership and operation of the Medical Group and the operation of the Practice.

(c) No Encumbrances. Title to the Equipment and other property provided by Manager hereunder shall remain with Manager. The Medical Group shall not take any action which would adversely affect or encumber Manager’s title or interest in the Equipment.

(i) Responsibility for Medical Services. The Medical Group shall be and remain fully responsible for all medical services provided at the Office. In no event shall Manager be deemed to be engaged in the practice of medicine.

(d) Duly Authorized. This Agreement has been duly authorized, executed and delivered by the Medical Group and is binding upon.

(e) Duly Organized. The Medical Group is duly organized under the laws of the State of California and authorized and qualified to do all things required of it under this Agreement.

(f) Capacity to Contract. The Medical Group has the capacity and authority to fulfill the obligations required of it hereunder and nothing prohibits or restricts the right or ability of the Medical Group to carry out the terms hereof.

(g) Violations of Law. Neither the Medical Group nor any agreement, document or instrument executed or to be executed by it in connection with this Agreement, or anything provided in or contemplated by this Agreement, does or will violate any applicable law, rule or regulation or breach, invalidate, cancel, make inoperative or interfere with, or result in acceleration of maturity of, any contract or agreement to which the Medical Group is bound which would affect Manager’s rights hereunder.

7. Manager’s Representations. Manager hereby makes the following representations, warranties, and covenants to the Medical Group, each of which shall be true as of the date hereof and shall continue to be true during the term of this Agreement:

(a) Duly Authorized. This Agreement has been duly authorized, executed and delivered by Manager and is binding upon it;

(b) Duly Organized. Manager is duly organized under the laws of the State of California and authorized and qualified to do all things required of it under this Agreement;

(c) Capacity to Contract. Manager has the capacity and authority to fulfill the obligations required of it hereunder and, to the best of Manager’s knowledge and belief, nothing prohibits or restricts the right or ability of Manager to carry out the terms hereof; and

(d) Violations of Law. Neither Manager nor any agreement, document or instrument executed or to be executed in connection with this Agreement, or anything provided in or contemplated by this Agreement, does or will, to the best of Manager’s knowledge and belief, violate any applicable law, rule or regulation or breach, invalidate, cancel, make inoperative or interfere with, or result in acceleration of maturity of, any contract or agreement to which Manager is bound which would affect the rights of the Medical Group hereunder.

8. Operation of Office. In the performance of their respective obligations hereunder, Medical Group and Manager shall comply with all applicable regulations and laws (including, without limitation, applicable zoning regulations and rules and regulations governing the practice of medicine) and shall use commercially reasonable efforts to ensure that the Office complies with the rules and regulations of all regulatory bodies, agencies or authorities having jurisdiction over them.

9. Independent Contractors.

(a) This Agreement is by and between Manager and Medical Group and is not intended, and shall not be construed, to create an employment relationship, partnership or other such association as between the parties. Each party is an independent contractor of the other.

(b) Neither Manager nor its employees or agents shall look to Medical Group for vacation pay, sick leave, retirement benefits, Social Security, worker’s compensation, disability or unemployment insurance benefits, or other employee benefits; nor shall Medical Group or its employees or agents look to Manager for the same.

(c) In performing the services required hereunder, Medical Group and its physician-employees and contractors shall exercise independent professional judgment. Manager shall not exercise any control over matters of Medical Group involving the exercise of professional medical judgment.

(d) In the event the Internal Revenue Service or any other governmental agency shall, at any time, question or challenge the independent contractor status of either party, the party who received notice of same shall promptly notify the other party and afford the other party the opportunity to participate in any discussion or negotiation with the Internal Revenue

Service or other governmental agency, irrespective of by whom such discussions or negotiations are initiated. The other party shall participate in any such discussions or negotiations to the extent permitted by the Internal Revenue Service or other governmental agency.

(e) During the Term of this Agreement, all medical records with respect to Medical Group’s patients shall remain in the custody and control of Medical Group. Such records shall be stored at such location or locations as Medical Group shall direct Upon any termination of this Agreement, Medical Group, at its own expense, shall remove such records from such location or locations. Notwithstanding the foregoing, at all times during the term of this Agreement and thereafter, the Manager shall be provided with access to such records, as requested, for billing and all other reasonable purposes, subject to applicable law regarding confidentiality. Manager’s rights set forth in this Section 9(e) shall expressly survive any termination of this Agreement.

10. Default by Medical Group.

(a) The occurrence of any one of the following shall constitute a default by Medical Group hereunder:

(i) if Medical Group fails to pay the Management Fee when due;

(ii) if Medical Group is in breach of the Sublease and such breach is not cured within the applicable period provided therein;

(iii) if Medical Group is deemed to be in breach of any of the material representations, warranties or covenants of this Agreement and such breach remains uncured for a period of thirty (30) days after delivery of written notice thereof to Medical Group from Manager, or, if such breach cannot be cured within thirty (30) days, Medical Group has failed to commence to cure such breach within such thirty (30) day period and diligently proceeded to effect such cure;

(iv) if Medical Group fails to observe or perform any of its other obligations hereunder in any material respect and such failure continues uncured for a period of thirty (30) days after delivery of written notice thereof to Medical Group from Manager or, if such failure cannot be cured within such thirty (30) day period, Medical Group has failed to commence to cure such failure within such thirty (30) day period and diligently proceeded to effect such cure;

(v) if Medical Group (A) ceases to practice medicine, in the specialty of radiation therapy; (B) makes an assignment for the benefit of creditors; (C) admits in writing its inability to pay its debts as they become due; (D) files a petition seeking reorganization, an arrangement, readjustment, or similar arrangement under any present or future statute, law or regulation; (E) files an answer admitting the material allegations of a petition filed against it in any such proceeding; or (F) consents to or acquiesces in the appointment of a trustee, receiver or liquidator of all or any substantial part of its assets or properties;

(vi) if within sixty (60) days after the commencement of any proceedings against Medical Group seeking reorganization or similar relief under any present or future statute, law or regulation, such proceedings shall have not been dismissed, or if within sixty (60) days after the appointment (without Medical Group’s consent or acquiescence) of any trustee, receiver or liquidator of all or any substantial part of its assets or properties, such appointment shall not have been vacated; or

(vii) if Medical Group is determined, by an appropriate governing body or court, to have violated any applicable law, rule, regulation or ethical standard related to the conduct of the practice of medicine which results in Medical Group being unable to provide professional medical services.

(b) Upon a default by Medical Group which has not been cured within the applicable cure period, Manager shall have the right to immediately terminate this Agreement.

11. Default by Manager.

(a) The occurrence of any one of the following shall constitute a default by Manager hereunder.

(i) If Manager fails to observe or perform any of its obligations hereunder in any material respect and such failure continues uncured for a period of thirty (30) days after written notice thereof to Manager from Medical Group or, if such failure cannot be cured within such thirty (30) day period, the Manager has failed to commence to cure such failure within such thirty (30) day period and diligently proceed to effect such cure;

(ii) If Manager: (A) makes an assignment for the benefit of creditors; (B) admits in writing its inability to pay its debt as they become due; (C) files a petition seeking reorganization and arrangement, readjustment or similar arrangement under the present or future statute, law or regulation, if any present or future; (D) files an answer admitting the material allegations of a petition filed against it and any such proceeding; or (E) consents to or acquiesces in the appointment of a trustee, receiver, or liquidator of all or any part of its assets or properties; or

(iii) If, within sixty (60) days after the commencement of any proceedings against Manager seeking reorganization or similar relief under any present or future statute, law or regulation, such proceedings shall have not been dismissed, or if within sixty (60) days after the appointment (without Manager’s consent or acquiescence) of any trustee, receiver or liquidator of all or any substantial part of its assets or properties, such appointment shall not have been vacated.

(b) Upon a default by Manager, which has not been cured within the applicable cure period, Medical Group shall have the right to immediately terminate this Agreement.

12. Termination.

(a) This Agreement shall terminate upon the following events:

(i) the mutual written agreement of the parties; or

(ii) as provided in Sections 2, 10 and/or 11.

13. Restrictive Covenants.

(a) At all times while this Agreement remains in effect Medical Group agrees that it shall not, directly or indirectly:

(i) engage in the ownership, operation or management of any radiation oncology practice or facilities or otherwise engage in the provision of radiation oncology services (whether as a separate business or in conjunction with any other business (a “Competing Business”) within an eight (8) mile radius of the Office (the “Service Area”); or

(ii) have any interest, whether as owner, stockholder, partner, member, director, officer, employee or consultant in any Competing Business in the Service Area.

(b) At all times while this Agreement remains in effect Medical Group agrees that it shall not, directly or indirectly, (i) solicit, encourage or advise patients serviced during the term of this Agreement to obtain or seek professional services from any professional who is not an employee, independent contractor or partner of Medical Group, or (ii) solicit, encourage or advise any employees of Manager to terminate employment with Manager for any reason whatsoever. Notwithstanding the foregoing, nothing in this Agreement is intended to prevent Medical Group from referring a patient in need of specialty services not otherwise provided by Medical Group, or for other reasons in the best interests of the patient, to another duly licensed professional or facility.

(c) Medical Group acknowledges that the restrictive covenants contained in this Section 13 have unique value to Manager, the breach of which cannot be adequately compensated in an action of law. Medical Group further agrees that, in the event of the breach of the restrictive covenants contained herein, Manager shall be entitled to obtain appropriate equitable relief, including, without limitation, a permanent injunction or similar court order enjoining either or both of them from violating any of such provisions, and that pending the hearing and the decision on the application for permanent equitable relief, Manager shall be entitled to a temporary restraining order and a preliminary injunction. The prevailing party shall be entitled to reimbursement from the other party of its reasonable costs and expenses (including attorneys’ fees and disbursements) of, or related to, such action or proceeding. No such remedy shall be construed to be the exclusive remedy of Manager and any and all such remedies shall be held and construed to be cumulative and not exclusive of any rights or remedies, whether at law or in equity, otherwise available under the terms of this Agreement, at common law, or under federal, state or local statutes, rules and regulations.

(d) If any court of competent jurisdiction shall deem any of the restrictive covenants contained in this Section 13, or portion of any such covenants, too extensive or unenforceable, the other provisions of this Section 13 shall nevertheless stand and remain enforceable according to their terms. In such circumstance, the parties hereto expressly authorize the court to modify such covenants or offending portion thereof, so that the restrictions, limitations and scope of the restrictive covenants extend for the longest period, comprise the largest territory and are enforceable to the maximum permissible extent by law under the circumstances.

14. Confidentiality. The terms and conditions of this Agreement are and shall be treated as confidential, and shall not hereafter be disclosed by any party hereto or any of their respective attorneys to any person or entity, except to financial and legal advisors and others who need to know them to effectuate the purposes of this Agreement, or as may be required by law. Any individual to whom the terms and conditions of this Agreement have been disclosed will be advised of and shall abide by the confidentiality instructions of this Section 14.

15. Regulatory Matters.

(a) The parties hereto acknowledge and agree that the amounts due to Manager from Medical Group pursuant to this Agreement have been determined by the parties through good faith and arm’s length bargaining to be commercially reasonable, to reflect fair market value and to not in any way be based upon the volume or value of patient referrals or any other business generated between the parties. Manager and Medical Group enter into this Agreement with the intent of conducting their relationship and implementing the agreements contained in this Agreement in full compliance with applicable federal, state and local law, including without limitation, the Medicare/Medicaid Anti-Kickback statute (the ”Anti-Kickback Law”) and Section 1877 of the Social Security Act (the “Stark Law”), as amended. Notwithstanding any unanticipated effect of any of the provisions of this Agreement, neither party will intentionally conduct itself under the terms of this Agreement in a manner that would constitute a violation of the Anti-Kickback Law or the Stark Law or any similar California law, rule or regulation. Without limiting the generality of the foregoing, Manager and Medical Group expressly agree that nothing contained in this Agreement shall require either party to refer any patients to the other, or to any affiliate or subsidiary of the other.

(b) For purposes of this Section 15, “protected health information”, or PHI, has the meaning defined by the Standards for Privacy of Individually Identifiable Health Information, 45 C.F.R. Part 160 and Subparts A and E of Part 164 (the “Privacy Standards”), as promulgated by the Department of Health and Human Services (“HHS”) pursuant to the Administrative Simplification provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). Medical Group agrees to implement appropriate administrative, technical and physical safeguards to limit incidental disclosures of PHI.

(c) Change of Law. In the event that any law, rule, regulation applicable to this Agreement or any rule or policy of any third-party payor, or any policy, or any interpretation thereof at any time during the term of this Agreement is modified, implemented, threatened to be implemented, or determined to prohibit, restrict or in any way materially change the terms of this Agreement, or by virtue of the existence of this Agreement has or will have a material adverse affect on the ability of either party to this Agreement to engage in any commercial activity on terms at least as favorable to that party as those reasonably attributable as of the date hereof (each of the foregoing being referred to herein as a “Change”), then the parties to this Agreement shall negotiate in good faith to amend this Agreement to the minimum degree necessary in a manner consistent with such change and the intent of the parties. If the parties are unable to reach agreement as to any such amendment reasonably necessary to remove the jeopardy contemplated herein, within sixty (60) days, this Agreement shall thereafter automatically terminate.

16. Miscellaneous.

(a) Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, sent by certified mail, postage prepaid, return receipt requested or by a nationally recognized overnight courier, and shall be deemed given when so delivered personally or by facsimile, or if mailed, five (5) days after the date of mailing as follows:

If to Manager:	LHA Inc. 2428 Santa Monica Boulevard, Suite 103 Santa Monica, California 90404 Attention: Michael L. Steinberg, M.D. and Leopold T. Avallone, M.D.

If to Medical Group:	21st Century Oncology of California 2234 Colonial Boulevard Fort Myers, Florida 33907 Attention: Daniel Dosoretz, M.D. President and Chief Executive Officer

or to such other address and to the attention of such other person(s) or officer(s) as either party may designate by written notice.

(b) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California without regard to principles of conflicts of law.

(c) Further Instruments. At any time and from time to time, each party shall, without further consideration and at its own expense, take such further actions and execute and deliver such further instruments as may be reasonably necessary to effectuate the purposes of this Agreement.

(d) Entire Agreement. This Agreement (including the exhibits hereto) contains the entire understanding between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior agreements between them, written or oral.

(e) Severability. In the event that any term or provision of this Agreement is held to be illegal, invalid or unenforceable under any applicable law, rule or regulation, such term or provision shall be deemed severed from this Agreement and the remaining terms and provisions shall remain unaffected thereby provided the invalid term does not materially alter the basic purpose or intent of this Agreement.

(f) Assignment. Neither party shall assign any of its rights or obligations under this Agreement without the express, prior written consent of the other party.

(g) Waiver of Breach. No waiver of a breach of any provision of this Agreement shall be construed to be a waiver of any breach of any other provision of this Agreement or of any succeeding breach.

(h) Amendments. This Agreement shall not be changed or modified except by an instrument in writing executed by both parties hereto. Without limiting any other provision herein, in the event that rules, policies, directives and/or orders of the United States Department of Health and Human Services or any other applicable federal, state, or local agency or third-party payor necessitate modifications or amendments to this Agreement, the parties hereto agree to so modify or amend this Agreement to conform with such rules, policies, directive and/or orders, provided they do not materially affect the duties and obligations of the parties hereunder.

(i) Attorneys’ Fees. In the event of a dispute hereunder, the prevailing party shall be entitled to all of its costs incurred in connection with the disposition of such dispute, including, without limitation, reasonable attorneys’ fees and costs through all trial and appellate levels and post judgment proceedings.

(j) Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original and all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

LHA, INC.

By:	/s/ Michael L. Steinberg, M.D.
Name:	Michael L. Steinberg, M.D.
Title:	Chairman and Chief Financial Officer

By:	/s/ Leopold T. Avallone, M.D.
Name:	Leopold T. Avallone, M.D.
Title:	President

21ST CENTURY ONCOLOGY OF CALIFORNIA, a Medical Corporation

By:	/s/ David M. Koeninger
Name:	David M. Koeninger
Title:	Chief Financial Officer

EXHIBIT A

Assets

1. All tangible assets used in the provision of radiation oncology services (the “Business”) located at the Office, whether owned or leased, including, without limitation, all instruments, tools, medical equipment, supplies and office equipment and all fixtures and improvements.

2. All inventories of clinical supplies and instruments, pharmaceuticals, inventory, paper goods, raw materials, finished goods, demonstration equipment, parts, packaging materials and other products, materials, or accessories related thereto that are held at, or are in transit from or to, the Office.

3. All software programs (including source and object codes and related documentation for software owned by the Manager and used in connection with or developed for support of the operations of the Business, as well as the internet web sites used by Manager with respect to the Business and the related universal record locators (“URLs”) used in connection therewith.

4. All files, documents, instruments, papers, books and records relating to the Business, operations, condition of (financial or other) results of operations and assets and properties of Manager, including without limitation, patient lists, medical documentation, payor verification, mailing lists and related documentation, financial statements, tax returns and related work papers and letters from accountants, personnel records and files, budgets, ledgers, journals, computer files and programs; retrieval programs, operating data and plans and environmental studies and plans.

5. All telephone numbers, facsimile numbers, electronic addresses and passwords used in connection with the Business.

6. All intangible personal property of the Manager relating to or in connection with the Business or Assets, including, without limitation, Manager’s rights to and use of the name “Santa Monica Cancer Treatment Center” and all of Manager’s rights, title to and interest therein and thereunder.